Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-122998) pertaining to the National Interstate Corporation Long Term Incentive Plan of our report dated March 9, 2007, with respect to the consolidated financial statements and schedules of National Interstate Corporation, National Interstate Corporation’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of National Interstate Corporation, included in the Form 10-K for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Cleveland, Ohio
March 9, 2007